Exhibit 10.19

EMPLOYMENT AGREEMENT

(hereinafter, the “Agreement”)

BETWEEN

Coty SAS, a French Simplified Joint Stock company with a share capital of €22,905,465, whose head offices is located at 14, rue du 4 septembre 75002 Paris (France), incorporated with the Paris Commercial and Companies Registry under number 394 710 552, represented by Mr. Géraud-Marie Lacassagne, in his capacity as President.

Hereinafter, the “Company”

AND

Mr. Jean Mortier, born on January 16, 1960, in Boulogne-Billancourt, a French citizen, residing at 10 bis, avenue de la Grande Armee, 75017 Paris whose social security number is 1.60.01.75.012.120/50.

Hereinafter: the “Employee”.

The Company and the Employee being collectively referred to as the “Parties”, and individually as a “Party”

Preamble

The Company is a direct or indirect subsidiary of Coty Inc., “Coty”), which has its head offices at 2 Park Avenue, New York, NY 10016 (USA).

Now therefore the Parties agreed the following:

Article 1 - Employment, Description of Scope

1.1     As from October 1, 2012 (the “Effective Date”) the Employee will be employed as President, Coty Prestige corresponding to a status of ‘Top Executive’ (cadre dirigeant), Group V, coefficient 880, pursuant to French law and the provisions of the Collective Bargaining Agreement for the Chemical Industries (hereinafter referred to as the “Collective Bargaining Agreement”) The seniority of the Employee being carried over as from November 1st, 1984.

1.2     The Parties expressly agree that the Employee may also be requested, from time to time, to carry out special tasks in the framework of the operations of Coty, which will not affect his position as President Coty Prestige of the Company, which will remain prevalent to any other tasks he may have.

1.3     This Agreement is an indefinite term employment contract. The Employee confirms that he is not bound by any non-competition restrictions or other understanding preventing the Employee from entering into this Agreement.

1.4     The Parties expressly agree that this Agreement does not provide for any trial period.

1.5     The Employee agrees to have a taking-on medical examination for which the Employee shall be convened, and this Agreement is subject to the condition that the Employee be declared fit for the offered position.

1.6     If the case arises, the Employees authority to represent the Company may be governed by the by-laws of the Company. The Company retains the right to appoint other representatives in addition to the Employee. The Employee will also receive specific directions given to the Employee by the Company’s Board and by the Employee’s business leader.

The Employee will coordinate his activities with the appropriate divisions, departments and companies within Coty, as designated by his operational business leader. The Employee may also be directed to report to members of Coty in addition to normal reporting lines existing within the Company.

If there are conflicting instructions at Company and Coty level, the Employee will contact the next higher level within Coty in order to have the conflict resolved.

All personal matters with respect to the Employee are exclusively handled by the Company which will coordinate internally with Coty.

1.7     The Employee will mainly carry out his duties at the Company’s registered office currently located at 14, rue du 4 septembre 75002 Paris. However, the Parties expressly agree that the Employee may be required to travel extensively in France or abroad and that the Employee may be required to relocate in accordance with the Company’s needs and on a mutually agreed basis.

Article 2 - Additional Responsibilities, Directorships

2.1     The Employee may, however, be requested by the Company to take additional responsibilities such as directorships on the Boards of companies of the Coty group. The Employee agrees to accept such additional responsibilities without additional compensation except for nominal compensation as may be required under local laws. In any event, the Employee will benefit from an insurance policy covering his professional liability which might be incurred by these additional responsibilities. These additional responsibilities, however, will not affect nor alter his position as President, Coty Prestige of the Company as set in article 1 above, which is prevalent.

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2.2     Coty may, without an obligation to do so, offer the Employee to take over a directorship in one or more companies of the Coty group or offer or encourage the Employee to accept a position in an outside organization such as an industrial association. In such case, the Employee will represent the interests of Coty within that company or organization in addition to his obligations under the Agreement. Those additional responsibilities, however, will not affect or alter his position as President, Coty Prestige of the Company, as set in article 1 above, which is prevalent. Should a conflict arise between the Employee’s obligations to the Company and his other directorship(s) the Employee will advise Coty accordingly.

In performing his duties as a director or representative, the Employee will report to Coty or such person as Coty may direct.

2.3     In consideration for the close link which would exist between the potential directorships and/or additional responsibilities with the salaried employment relationship within the Coty group, the termination of the Agreement will automatically entail the immediate termination of all directorships and/or additional responsibilities. Therefore, the Employee hereby agrees to resign, without delay and without right of retention, from all directorships or other offices (as outlined in the preceding paragraph) whenever so directed by the Company and/or Coty and immediately so upon termination of Employee’s work duties for the Company unless expressly provided otherwise in writing. Any shares in the affiliates of the Company or Coty held by the Employee, at Coty’s or the Company’s direction shall be transferred immediately, whenever and as the Company or Coty directs and upon termination of the Agreement.

2.4     The Employee shall devote all of his working hours and efforts to the Company’s business and shall not, during the Agreement, without the prior written approval of the Company and Coty Chief Executive Officer:

(i)     Hold any employment or business position outside the Company and the Coty group, irrespective of whether any remuneration is paid; or

(ii)     Directly or indirectly engage in any other business activity or otherwise conduct activities which may conflict with or may have a detrimental effect on the Employee’s obligations to or work for the Company or for Coty, or which may adversely affect their reputation or business.

Article 3 - Compensation and working time

3.1     As President Coty Prestige, the Employee will have the status of Top Executive in conformance with the provisions of article L.3111-2 of the Labor Code and hold a top position in the Company hierarchy, testified by the level of his compensation and full ability to organize his work hours, while remaining subordinated to the Company’s legal representative to which he will regularly report to.

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As a Top Executive, the Employee expressly acknowledges that he is excluded from the scope of application of the legislation on workweek length.

As a consequence, the compensation stated under article 3.2 below will be considered as global and independent from the actual duration of work of the Employee.

3.2     As from the Effective Date, the Employee shall receive a basic annual gross salary of € 420’000 (four hundred and twenty thousand Euros) as well as an expatriation allowance which amount and modalities of implementation will be set in an exhibit to the Agreement, in compliance with applicable laws and regulations, to be reviewed every year, and limited to a maximum gross amount of 110’000 € by year. The Employee’s salary shall be payable in twelve equal installments subject to the deduction of social security charges, as applicable.

The gross annual salary shall be reviewed in regular annual intervals.

3.3     The remuneration of any other special assignment within the Coty Group, for example, serving as a member of the board of directors of any group company including the Company shall not give rise to any additional compensation, the compensation served to the Employee corresponding the functions entrusted with the Employee as defined by the Agreement will be deemed to be already inclusive of such additional responsibilities, given the hierarchical level of the Employee.

3.4     In addition, the Employee shall be part of the Coty Annual Performance Plan - (“APP”), with a Target Award at 60 % of Employee’s basic gross annual salary and of the yearly gross amount of the expatriation allowance. Details of the APP shall be communicated in separate documents.

The Employee shall participate in the Coty APP as outlined therein. The Employee understands that the Coty APP is subject to review, amendment and termination by Coty in its sole discretion at any time. The Employee shall have no vested right or expectancy to benefits which are modified or deleted in accordance with the APP, and the amount, calculation and proportion of his award is not guaranteed by Coty or any entity of Coty, except as provided in the APP.

In determining the Employee’s award, if any, in the APP, the business results of the Company as well as other appropriate entities within Coty will notably be appreciated, as provided in the APP.

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Article 4 - Benefits, Social Insurance and paid leave

4.1     The Employee accepts without reservation to contribute to all health and retirement funds to which the Company shall be bound.

The Employee shall be affiliated to the compulsory pension schemes.

The Employee knows that there is within the Company a collective and mandatory scheme for collective coverage in relation to the reimbursement of medical expenses and death - disability - invalidity, for which a deduction shall apply with regard to the employee part.

Information notices of the insurer summarizing in particular the coverage and the application terms shall be provided to the Employee.

The Parties expressly agree that the Company reserves the right to affiliate the Employee to other health and retirement funds. The Parties agree that such change would not constitute a modification of the Agreement inasmuch as the benefits coverage would be identical or superior.

4.2     The Employee shall be entitled to paid vacation as provided by applicable legislation (25 working days per year) calculated by year of reference, from June 1st to May 31.

In planning vacation the Employee will duly consider the business requirements of the Company and will coordinate vacation days with his Business Leader.

Should the Employee be unable to work as a result of sickness or accident, the performance of this Agreement shall be suspended pursuant to the terms provided by applicable laws and regulations. The Employee is required to inform the Company immediately of any absence and must forward to the Company within forty-eight (48) hours a medical certificate to justify his absence.

4.3     The Company shall provide the Employee with a company car corresponding to the Employee’s duties that may be used for professional or personal purposes in accordance with the Company’s Car Policy, which may be amended by the Company from time to time. The use of the vehicle for personal purposes will be considered as a benefit in kind and as such, will be subject to social security contributions.

The Employee confirms that he possesses a valid driving license and will immediately inform the Company of any change in her legal authorization to drive a vehicle.

In the event of an accident, the Employee must inform the Company as well as the insurance company within 48 hours and provide a detailed description of all circumstances surrounding the accident.

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The Company shall bear the costs of the annual comprehensive insurance premium as well as any charges relating to the maintenance and operating of the vehicle and arising from the use for professional purposes only. The Employee agrees to indemnify and hold harmless the Company against any fines, costs, responsibilities, damages resulting from the Employee’s use of the vehicle for personal purposes. Any petrol or toll costs etc. incurred by the Employee while using the vehicle for personal purposes are to be exclusively borne by the Employee.

The vehicle is placed at the Employee’s disposal without any transfer of property, and will have to be returned immediately to the Company in the event of termination of the Agreement for whatever reason on the date of the Employee’s departure from the Company.

The Company reserves the right to modify the terms of use of the company car at a later date.

4.4     Any work related travel shall be subject to the Coty Travel Policy. All travel expenses must be properly accounted for and documented and shall be filed for reimbursement without delay. Any request for reimbursement shall be subject to local tax rules, the provisions of the Coty Travel Policy, and must first be approved by the Employee’s Business Leader.

4.5     The Company will provide reasonable assistance to the Employee in filing taxes in France and other geographies where the Employee is performing his activities.

4.6     Any other benefit, if actually received by the Employee during the term of employment, but which are not expressly stated in this Agreement, shall be considered discretionary and may be withdrawn by the Company without any compensation for the Employee, except that the Employee is eligible for benefits required by mandatory applicable law provided that any such benefits shall not duplicate benefits already provided under this Agreement, which may be adjusted accordingly in such an instance to avoid any duplicative payment.

Article 5 - Termination of the Agreement

5.1     Either party may terminate this Agreement by written notice to the other party in accordance with local laws and applicable notice period. The Company may terminate this Agreement without notice period immediately if the Employee commits a serious breach of any of the provisions of this Agreement or is guilty of any grave misconduct or willful neglect in the discharge of his duties.

If this Agreement is terminated by notice of either party, the Company may release the Employee from his work duties partially or in full.

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5.2     Upon terminating his employment for any reason or whenever so directed by the Company or Coty, the Employee will return any documents, papers, drawings, plans, diskettes, tapes, data, manuals, forms, notes, tables, calculations, reports, or other terms which Employee has received, or in or on which Employee has stored or recorded Company or Coty data or information, in the course of his employment as well as all copies and any material into which any of the foregoing has been incorporated and any other Company or Coty property which may be in his possession or control, to the Company or to such entity as Coty may direct, without right of retention.

5.3     During the notice period, the Company shall have the right to release the Employee either partly or in full from the performance of his responsibilities during the notice and access to the workplace and to work facilities. In such event, the Employee’s rights and obligations under this Agreement shall nonetheless remain in force and he shall consequently observe all provisions of this Agreement including those relating to confidentiality, non competition obligation, etc. When the Agreement is terminated, the Employee shall be obliged to resign from any and all directorships with any Coty Group company, or additional responsibilities as mentioned above, without claiming compensation therefore, and all other positions which he held on behalf of any Coty Group company.

5.4     When the Employee physically leaves his position with the Company, or whenever so directed by the Company or Coty, the Employee will return to the Company any documents, papers, drawings, plans, diskettes or USB keys, tapes, data, manuals, forms, notes, tables, calculations, reports or other items which Employee has received, or in or on which Employee has stored or recorded Company or Coty data or information, in the course of his employment as well as all copies and any material into which any of the foregoing has been incorporated and any other Company or Coty property which may be in his possession or control, to the Company or to such entity as Coty may direct, without any right of retention.

The Employee shall not keep any copies of the material or any part of the material nor deposit the same or keep the same with any third party. The Employee shall also provide to the Company at the latest when the Employee physically leaves the Company termination of the Agreement a list of all passwords and other codes used by the employee in the IT-system of the Company.

Article 6 - Inventions, Industrial Rights

For the purposes of the Agreement, the “Intellectual Creations” mean without limitation, any work of authorship within the meaning of Article L.112-2 of the Intellectual Property Code that may be subject to author copyrights and all creations that may be subject to private rights of intellectual property and notably creations such as subject to the law of trademarks, designs or patent law, under the Code of Intellectual Property, conducted by Employee in the performance of the Agreement in connection with

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the Company’s operations and missions entrusted with the Employee.

6.1     Assignment of Rights:

The Employee will transfer to the Company the full property rights in Intellectual Creations, as and when they are created by the Employee.

This assignment will include, without limitation, in respect of moral rights conferred to the author on it, (i) the right of reproduction by any means and on any media known or unknown to date, (ii) the right of representation and communication to the public by any means, all media and all communication networks known or unknown to date, (iii) the right of integration in an element of similar nature and / or kind or nature and / or gender different, (iv) the right of adaptation in the same or a different type, (v) the right to change, (vi) the right of translation, (vii) the right of location, (viii) the right of use, (ix) the right of distribution, sale and lease, and (x) the right of exploitation in all forms, all processes on all media, by all means, all media and all communication networks known or unknown to this day, for free or not and regardless of the recipients and that, for all of these rights, for any purpose or use, such as information or as a business.

As such, the Employee waives all rights to claim any intellectual property rights, including reproduction, representation, integration, adaptation, modification, translation, localization, use, distribution, sale renting and operating in all forms and all media.

This transfer of rights is granted on an exclusive basis, and free for the world and for the duration of legal existence of such rights.

The Company may dispose, gratuitously or for consideration, some or all of the above rights, including consent to any third party any contract for the exploitation of Intellectual Creations, in any form, any medium and any manner whatsoever.

In the event of intellectual creations would be subject to intellectual property rights other than those defined in Article L.111-1 et seq, including trademark rights, design rights or patents (notwithstanding the provisions of the Code of Intellectual Property relating to inventions made by the Employee in performance of the Agreement and Collective Bargaining Agreement), it is agreed between the Parties that the Company will carry out all formalities necessary to ascertain and make binding towards third parties his right to the Intellectual Creations in question.

As the holder of the rights set out above, the Company will then operate, in the broader way and for the most diverse purposes, the elements developed during or resulting from the execution of services by the Company under this Agreement. The Company

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may also in its name and file any patent, trademark, and any design model and more generally take any measure to make it effective against third parties the rights vested in it and, for all countries.

In the event that the Employee would disclose, within 18 months from the termination of the Agreement, an Intellectual Creation made in the continuation of the Agreement or mission assigned by the Company and / or using Confidential Information as defined under this Agreement or know-how of the Company, the Company will be entitled to claim ownership of the Intellectual Creation in question.

6.2     Warranties

The Employee warrants the Company and/or any company of the Coty group against any disorder, claims, eviction, or claim, notably any action against any infringement or unfair competition eventually started by third parties against the Company or any affiliate concerning the Intellectual Creations.

The Employee warrants that such Intellectual Creations have not been and will not be copied to any other work, invention, design, model, software, etc. unless he can prove authorization to do so.

The Employee also guarantees that he has not and will not assign to any third party rights the Intellectual Creations. In this respect, the Employee warrants the Company that he has not entered and will not enter into any agreement of any kind which may obstruct or oppose the application of this section.

The Employee acknowledges and agrees that all achievements and developments, created by him under or for the duration of the Agreement, that would not, to date, be protected by any intellectual property right recognized under the provisions of the Code of Intellectual Property, including but not limited to particular formulations, studies, expertise, methods are and remain the full and exclusive property of the Company.

The Employee warrants that he has not carried and will not carry out any deposit of industrial property of any kind on the Intellectual Creations, their changes, modifications or improvements.

Article 7 - Code of Business Conduct, Confidentiality

The Employee will comply with the Coty Code of Business Conduct, a copy of which has been provided to the Employee

The Employee shall not disclose, directly or indirectly, during the Agreement or at any time following its termination, to others or use for Employee’s own benefit or for the benefit of others and agrees to keep strictly confidential all information concerning the Company or any other entity within Coty unless such use or disclosure has been approved in advance and in writing by the

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Company or Coty. This duty of confidentiality applies in addition to all applicable laws regarding the protection of trade secrets and includes, but is not limited to, any internal papers and documents, business secrets or know-how, proprietary information, business or marketing plans, cost calculations, financial or other data, profit plans, inventions, discoveries, processes, drawings, notes, customer or supplier information and any other internal information which the Employee has received, used, observed, been exposed to or had access to in the course of his employment with an entity of Coty.

If the Employee contravenes section 7, any relevant Coty Group company injured by the breach shall be entitled to compensation for damages including loss of profits damages arising from such breach from the Employee in accordance with the applicable law, in addition to any other damages and remedies available at law. Any company of the Coty Group injured by such conduct may bring an action to enforce such remedies on its own behalf.

Article 8 - Competition Restrictions - non solicitation

The Parties acknowledge that this covenant is necessary in order to safeguard the Company’s interests, due to the fact that Company conducts business activities in an extremely competitive sector in which other major economic actors are also present, and that in consideration of his level of responsibility, the Employee has access to the Company’s entire commercial, marketing and financial data.

The Employee agrees, in the event of termination of the Agreement on any grounds, to abstain from:

•	entering the service of a competing undertaking, with or without compensation and in particular any firm whose principal business consists in manufacturing, designing and selling any fragrances, cosmetic and make up products, skin care products and any related products.

•	taking an interest, directly or indirectly, in any manner whatsoever in any such undertaking.

This non-competition covenant shall be limited to a duration of twelve months running from the date the Employee physically leaves the Company and covers all countries and geographies where the Employee has performed any professional activity over the last 24 months of his employment, i.e., all geographies where Coty Prestige sells its products via a subsidiary or a distributor.

In consideration of such non-compete obligation, the Employee will receive a monthly compensation of two thirds (2/3) of his Monthly Gross Salary. For the purposes of this section, the Monthly Gross Salary will mean the average gross salary paid over the 12 months prior to the notification of termination of the Agreement, including base salary and any target bonuses served to the Employee, but excluding exceptional bonus or any other

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premium, whether discretionary or not. This indemnification, that covers a non-compete indemnity as well as the indemnification of the related accrued holidays, shall be subject to the same social charges and contributions as salary.

Such indemnity will be monthly paid to the Employee as from the date the Employee physically leaves the Company until the end of the non-competition obligation time period.

However, the Company may unilaterally release the Employee from the non-competition obligation at any time during the Agreement by sending a registered mail with return receipt requested. The Company may also release the Employee from the non-competition obligation by registered mail with return receipt requested at the time of the notification of the termination of the Agreement in case the Employee would be exempted from performing his notice period, or on the date of termination of the Agreement in case the notice would be performed by the Employee. In case the Employee would terminate the Agreement, the Company may release the Employee from his non-competition obligation in accordance with the provisions of the Collective Bargaining Agreement. In case of a release, the Company will be exempted from any obligation of payment of the non-compete indemnification.

The Employee acknowledges and expressly agrees, in case he would find a new position during the application of the non-competition covenant to immediately inform the Company by registered letter upon receipt, disclosing his new position, name of his new employer and scope of activity.

The Employee also undertakes, directly or indirectly, on his own behalf or on behalf of a third party:

•    not to encourage, poach or try to poach, solicit or try to solicit, or take any measure aiming at canvassing or encouraging any person who was an employee of the Company as at the date of the termination of the Contract to leave his/her position or to poach other employees;

•    not to encourage, canvass or try to poach, recruit, solicit or try to solicit, or take any measure aiming at canvassing or encouraging any person who was an employee of the Company as at the date of the termination of the Contract, in order to make him/her perform tasks that would be in competition with those performed by the Employee.

These restrictions shall apply for a period of twelve (12) months from the date of the physical departure of the Employee from the Company.

Breach of this covenant shall make the Employee liable for payment of liquidated damages of 18 months of gross salary, computed on the basis of the Monthly Gross Salary collected during the year prior to termination of the Agreement.

Such damages shall be payable to the Company in respect of each breach committed.

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Such damages shall be without prejudice to any damages which the Company reserves the right to claim at law for full repair of any intangible and pecuniary losses actually suffered as a result of the Employees activity, and to apply for an injunction, if necessary subject to fines, for discontinuation of the competing activity.

The Employee acknowledges that his agreement is necessary in order to safeguard the Company’s interests and/or any company of the Coty Group, and that the present article shall not prevent him from finding another position.

For the purposes of the Agreement, “any company of the Coty group” shall mean any company in France or abroad, which directly or indirectly, controls or is controlled by the Company, or is under the same control as the Company (according to the meaning set forth by article L. 233-3 of the French Commercial Code).

Should the provisions of this article be considered too broad by a competent jurisdiction, the parties agree that this clause shall be applied to its maximum extent as authorized by the current legislation.

Article 9 - General

9.1     This Agreement relates only to the Employee’s employment with the Company. Nothing within this Agreement shall be construed as constituting an employment agreement with Coty or any company of the Coty group, other than the Company.

9.2     This Agreement constitutes the full agreement; any verbal or prior agreements shall be replaced by this Agreement. Any amendments to a substantial provision of this Agreement must be made in writing only and signed by the Employee and the Company. Any verbal assurances or agreements are not binding unless reduced to written form and signed by both parties.

9.3     The provisions of this Agreement shall be subject to the laws of France.

The Labor Courts of Paris, France, shall have jurisdiction over all disputes arising out of or in reference to this Agreement, provided however that as to any claims or causes of action against Coty, the appropriate State and Federal courts located in New York, New York, shall have exclusive jurisdiction and venue and the parties hereby consent to such exclusive jurisdiction and venue. Unless otherwise prohibited by local laws, the Parties agree that any damages shall be limited to actual damages and shall not include any special, punitive, consequential or similar damages unless otherwise agreed in this Agreement.

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9.4     The Employee acknowledges and agrees that the Company and Coty have no adequate remedy at law for a breach or threatened breath of any of the provisions of this Agreement, and, in recognition of this fact, Employee agrees that, in the event of such a breach or threatened breach, the Company and Coty will suffer irreparable harm that cannot be adequately compensated by money damages. Employee agrees that, in addition to any remedies at law, the Company and Coty, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

Nothing in this Agreement shall be construed as prohibiting the Company or Coty from pursuing any other remedies at law or in equity that it may have or any other rights that it may have under any other agreement. Employee expressly waives the claim or defense that the Company has an adequate remedy at law, unless such waiver is prohibited by law. Employee also expressly waives any requirement that the Company or Coty post bond or security prior to seeking equitable relief.

9.5     Any grievance relating to employment should be referred to the Employee’s Business Leader.

Headings used in this Agreement are meant to facilitate reading this Agreement and do not serve as definitions or interpretation of the respective provisions.

If one or more of the provisions of this Agreement is or becomes wholly or partly invalid or unenforceable, or if this Agreement falls to cover an issue which the parties would have covered had they thought of it at the time of the Agreement, such invalidity, unenforceability or missing provision shall not affect the validity of the remaining provisions of this Agreement. Such invalid, unenforceable or missing provision shall be replaced by a valid provision which best reflects the intentions of the parties to this Agreement in accordance with the valid provisions of this Agreement, applicable laws and the Company and Coty Policies referred to in this Agreement.

No provision of this Agreement shall be deemed waived and no breach shall be excused unless such waiver or consent is in writing and signed by the party claimed to have waived or consented.

Article 10 - Language

This Agreement has been drawn in two languages. In the event that difficulties in interpretation arise, the French version will be applicable and prevail in all respects.

Any references to the masculine gender herein are for convenience only.

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Article 11 - Information, Data Protection

The Employee agrees to disclose to the Company all his personal data which are requested by the Company and are necessary for the performance of the Agreement.

The Employee accepts that the said data be collected and processed by the Company for managing employees, including payroll management and control of access to the premises, working hours, catering, and keeping and maintaining employees records etc. The Employee is informed that all the data of the type contained in this Agreement (as well as updates thereof) must be notified to the Company because they are necessary for the performance of this Agreement and management of the Employee’s personal data.

The Employee is informed that he will have the right of access to and rectification of this data, pursuant to the law n° 78-17 of 6 January 1978, by contacting the Human Resources Department of the Company. The right of access entitles the Employee to request copies of all personal data of which the Employee is a data subject, information regarding the processing of personal data and the third parties to whom data may be disclosed. In addition, the Employee may oppose for legitimate reasons to the processing of personal data related to him by contacting the Human Resources Department of the Company.

Paris, France, on October 1, 2012 In three original copies

/s/ Géraude Marie Lacassagne
Géraude Marie Lacassagne	/s/ Michele Scannavini
Senior Vice President, Human Resources President, Coty SAS	Michele Scannavini Chief Executive Officer Coty Inc.

/s/ Jean Mortier
Jean Mortier The Employee (*)

(*) Signatures preceding the following handwritten notation: “Read and Approved, Good for Agreement”.

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